Exhibit 10.6


                      AMENDED AND RESTATED LETTER AGREEMENT

      This Amended and Restated Letter Agreement is entered into as of April 1, 2004, by and between CenterStaging Musical Productions, Inc. (the "Company") and Roger Paglia (the "Executive").

      The Company and Executive wish to amend and restate the Letter Agreement dated as of April 1, 2004, by and between the Company and Executive. This Amended and Restated Letter Agreement supersedes the original Letter Agreement as of the date hereof.

      In consideration of the promises and mutual covenants outlined herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and among the parties as follows:

      1. Duties and Scope. Executive shall provide personal services to the Company in such capacities and in such manner as follows (which services shall be provided as an independent contractor/consultant until such time as Executive advises the Company that he desires to become a full-time employee of the Company, at which time such services shall be as an employee), as mutually agreed upon from time to time by and between Executive and the Board. For purposes of this Agreement, the term "employment" shall be deemed to mean "engagement" as independent contractor/consultant until such time, if ever, that Executive becomes an employee of the Company (at which time such term shall mean employment).

            (a) Positions and Duties. During the Term, Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position within the Company.

            (b) Obligations. During the Term, Executive shall perform his duties faithfully and to the best of his ability and shall devote his business efforts and time to the Company, to fulfill the objectives of the Company.

            (c) Other Activities. Executive shall devote his full business time to the business and affairs of the Company, provided, however, that Executive may: (i) perform personal, civil and charitable activities; (ii) may serve on the boards of directors (and committees of such Boards) of other corporations not competitive with the Company's business; and (iii) may provide consulting services from time to time to third parties not directly in competition with the Company provided that such consulting services do not interfere with the performance of Executive's services and responsibilities to the Company pursuant to this Agreement. Executive shall notify the Company in advance of undertaking any proposed services under subparagraphs (ii) and (iii) above.

      2. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:


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

            (a) "Affiliate" shall mean, with respect to any specified Person,
(a) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (b) any other Person who is a director, officer, partner or trustee of the specified Person or a Person described in clause (a) of this definition or any spouse of the specified Person or any such other Person, (c) any relative of the specified Person or any other Person described in clause (b) of this definition, or (d) any Person of which the Specified Person and/or any one or more of the Persons specified in clause (a),(b) or (c) of this definition, individually or in the aggregate, beneficially own 20% or more of any class of voting securities or otherwise have a substantial beneficial interest.

            (b) "Board" shall mean the Board of Directors of the Company.

            (c) "Cause" shall mean, in the context of the termination of Executive's employment by the Company, termination by vote of not less than 75% of the members of the Board (excluding Executive if Executive is then a Director) based on one or more of the following reasons:

                  (i) willful and repeated failure to comply with the lawful directions of the Board;

                  (ii) gross negligence or willful misconduct in the performance of Executive's duties to the Company;

                  (iii) commission of any act of fraud against the Company; or

                  (iv) participation in a fraud against the Company that adversely affects the Company in a material way.

            (d) "Change of Control" shall mean:

                  (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any Existing Shareholder or Shareholders, is or becomes the "beneficial owner" (as defined in Rule 3d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

                  (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent corporation of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, the surviving entity or the parent of the surviving entity, as applicable, outstanding immediately after such merger or consolidation; or

                  (iii) the date the stockholders of the Company approve a plan of complete liquidation of the Company; or

                  (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets other than to a Person of which the Existing Shareholders own directly or indirectly more than 50% of the total voting power represented by the voting securities of such Person.


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

            (e) "Company Group" shall mean the Company and each Person that is consolidated with the Company for financial reporting purposes.

            (f) "Confidential Information" shall mean any and all information concerning the business of the Company that Executive may receive or develop during his engagement pursuant to this Agreement including, without limitation, all documents, procedures, policies, programs, reports, plans, proposals, technical information, know-how, systems and other information unique to the Company, its customers or principals, received or developed by Executive.

            (g) "Executive Employment Agreements" shall mean the Amended and Restated Letter Agreements, as further amended from time to time, between the Company and each of Johnny Caswell, Jan Parent, Roger Paglia and Howard Livingston.

            (h) "Existing Shareholders" shall mean: (i) Johnny Caswell, Jan Parent, Roger Paglia and Howard Livingston; (ii) Affiliates of the individuals named in (i); and (iii) members of the immediate families of the individuals named in (i).

            (i) "Good Reason" shall mean the occurrence of one or more of the following without the consent of Executive: (i) the Company or the Board assign any duties to Executive substantially inconsistent with, or reflecting an adverse change in, Executive's position, duties, responsibilities or status as a senior executive officer of the Company; or (ii) the Company permanently relocates its principal executive offices outside of Los Angeles County unless such relocation was approved by either Executive in his capacity as director or executive officer or by a majority of Johnny Caswell, Jan Parent, Roger Paglia and Howard Livingston as directors (such majority determined based on which of these individuals is then serving as a director); or (iii) the Company requires that Executive perform his services other than at the Company's principal executive offices, except for temporary assignments and ordinary business travel consistent with Executive's duties and responsibilities.

            (j) "Inventions" shall mean all discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, data, research, techniques, and technical data (whether or not patentable or registrable under patent, copyright or similar statutes and including all rights to obtain, register, perfect, and enforce those proprietary interests) that are related to or useful in the Company's present or future business or result from use of property owned, leased, or contracted for by the Company. "Inventions" shall also include anything that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

            (k) "Proprietary Information" shall mean information (i) that is not known by actual or potential competitors of the Company or is generally unavailable to the public; (ii) that has been created, discovered, developed, or otherwise become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company; and (iii) that has material economic value or potential material economic value to the Company's present or future business. "Proprietary Information" shall include trade secrets (as defined under California Civil Code section 3426.1) and all other discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, data, research, techniques, technical data, customer and supplier lists, and any modifications or enhancements of any of the foregoing, and all program, marketing, sales, or other financial or business information disclosed to Executive by the Company, either directly or indirectly, in writing or orally or by drawings or observation, which has actual or potential economic value to the Company.


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

            (l) "Person" shall mean an individual or a corporation, limited liability company, limited liability partnership, partnership, association, trust or other entity.

            (m) "Reverse Merger" shall mean the merger of the Company with a corporation (a "Reporting Corporation") obligated to file reports under Section 13 of the Securities Exchange Act of 1934, as amended, or the subsidiary of such a corporation, pursuant to which the shareholders of the Company exchange their shares for securities of the Reporting Corporation own, immediately following the Reverse Merger, shares that would be entitled to cast a majority of the outstanding votes in the general election of directors of the Reporting Corporation.

            (n) "Rights" shall mean all patents, trademarks, service marks and copyrights, and other rights pertaining to Proprietary Information, Inventions, or both.

            (o) "Securities Act" shall mean the Securities Act of 1933, as amended.

            (p) "Specified Termination Date" shall be June 30, 2009 or such later date determined pursuant to this paragraph. The Specified Termination Date shall be automatically extended for successive additional one year terms on each June 30, beginning with June 30, 2005, each of which terms shall be added to the end of the then existing term (taking into account any prior extensions or failures to extend), unless either party notifies at least one month prior to June 30 that he or it does not desire the additional one year term to be added to the term of the Agreement. For example, unless either party notifies the other to the contrary before June 1, 2005, the Specified Termination Date shall be extended from June 30, 2009 to June 30, 2010. For further example, and assuming the Specified Termination Date has been extended to June 30, 2010, if one party notifies the other that it does not desire to extend the term of this Agreement for an additional year and such notice is given before June 1, 2006, the Specified Termination Date shall not be extended from June 30, 2010 to June 30, 2011.

            (q) "Term" shall mean the period commencing on the date of this Agreement and ending upon termination of Executive's engagement pursuant to
Section 3 of this Agreement.

            (r) "Transfer" shall mean sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration.

            (s) "Weighted Average Available Cash" shall mean, for any month, the weighted average cash and cash equivalents of the Company Group for such month.


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

      3. Term and Termination. Executive's engagement by the Company shall commence on the date of this Agreement and shall terminate upon the earliest to occur of the following (such period being referred to in this Agreement as the "Term"):

            (a) the Specified Termination Date;

            (b) upon the death of Executive;

            (c) upon delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

            (d) upon not less than 90 days' prior written notice from Executive to the Company (including notice of "retirement");

            (e) upon delivery to Executive of written notice of termination by the Company (i) for Cause, or (ii) without cause following receipt of written notice of termination from Executive pursuant to Section 3(d) of this Agreement;

            (f) upon delivery to Executive of written notice of termination by the Company without cause;

            (g) upon not less than 30 days' prior written notice from Executive to the Company for Good Reason, provided that the Company does not cure or correct the condition or circumstances constituting Good Reason in that 30-day period; or

            (h) upon a Change of Control, unless Executive elects to continue his engagement pursuant to this Agreement by written notice to the Company prior to the occurrence of the Change of Control.

      4. Compensation

            (a) Base Compensation. Until such time that Executive elects to become a full time employee, Executive shall receive such fees as may be mutually agreed to between the Company and Executive. During the Term and after Executive elects to become a full-time employee, the Company shall pay Executive as minimum compensation for his services a base salary at the annualized rate of $300,000 through March 31, 2005, $330,000 from April 1, 2005 through June 30,
2006, and at the amount determined by the Board thereafter, but not less than an increase of 10% per year (the "Base Salary"). The Base Salary shall be payable in accordance with the Company's payroll practices but not less frequently than monthly.

            (b) Bonus. In addition to the Base Salary, Executive shall be entitled to an annual bonus (the "Bonus") for each fiscal year of the Company, commencing with the fiscal year ending June 30, 2005. The Bonus shall be determined by the Board of Directors, and shall be not less than 25% of Executive's Base Salary as of the end the fiscal year. The Company shall pay the Bonus within 90 days following the end of the fiscal year, provided that for any fiscal year after the fiscal year ending June 30, 2005, if as of the end of the fiscal year the Company's Weighted Average Available Cash for the last month of the fiscal year is less than $2,000,000, the Company may defer payment of the Bonus until 30 days following the last day of the first month thereafter on which the Company has Weighted Average Available Cash of at least $2,000,000.


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

            (c) Sign-on Bonus; Issuance of Shares

                  (i) Sign-on Bonus. The Company shall pay to Executive a sign-on bonus of $50,000 no later than December 31, 2004.

                  (ii) Issuance of Shares. The Company hereby issues and sells to Executive, and Executive hereby purchases from the Company, 400 shares (the "Shares") of the Company's Common Stock for $100. The Shares are immediately vested and are not subject to forfeiture. All benefits and burdens of ownership of the Shares shall pass as of April 1, 2004 without regard to the date of delivery of the certificate evidencing the Shares. The Company shall also pay to Executive a bonus of $62,000 to cover the federal and state income tax liability of Executive relating to the acquisition of the Shares.

            (d) Representations. Executive represents and warrants to and agrees with the Company as follows, with respect to the Shares:

                  (i) Executive is acquiring the Shares for his own account, for investment purposes only.

                  (ii) Executive understands that an investment in the Shares involves a high degree of risk, and Executive has the financial ability to bear the economic risk of this investment in the Shares, including a complete loss of such investment. Executive has adequate means for providing for his current financial needs and has no need for liquidity with respect to this investment.

                  (iii) Executive has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares and in protecting his own interest in connection with this transaction.

                  (iv) Executive understands that the Shares have not been registered under the Securities Act, or under any state securities laws. Executive is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer of the Shares may result in Executive being required to hold the Shares for an indefinite period of time.

                  (v) Executive is an "accredited investor" as such term is defined in Regulation D under the Securities Act.

                  (vi) Executive agrees not to Transfer any of the Shares except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to the Company, any Transfer of the Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, the Company may require the contemplated transferee to furnish the Company with an investment letter setting forth such information and agreements as may be reasonably requested by the Company to ensure compliance by such transferee with the Securities Act.


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

                  (vii) Executive has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition and results of operations of the Company. Executive has had access to such financial and other information as is necessary in order for Executive to make a fully informed decision as to investment in the Company, and has had the opportunity to obtain any additional information necessary to verify any of such information to which Executive has had access.

      5. Benefits. During the Term, the Company shall provide Executive with the following benefits, at no cost or expense to the Executive: (a) medical, dental and vision insurance (including reimbursement of co-pays); (b) reimbursement of personal legal and accounting expenses relating to matters pertaining to the Company's business up to a maximum of $5,000 per year; (c) if requested by Executive, reimbursement for monthly or annual fees of one golf club membership and the purchase price of an equity membership in such club, provided that such membership shall be an asset of the Company and the Company shall receive all of the proceeds from the sale of such membership (whether the sale is to a third party or back to the club); and (d) term life insurance with a death benefit equal up to $5,000,000 and a beneficiary(ies) of Executive's choice; provided that the Company shall not be required to expend more than $15,000 per year for the premiums for such term life insurance. Executive shall also have the right to participate in such other benefit plans as the Company may from time to time make available to its officers.

      6. Expenses. The Company shall reimburse Executive for travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder. Executive shall be entitled to first class travel and accommodations and the reimbursement of all ordinary and routine costs related to use of one automobile (i.e., lease/insurance/gas).

      7. Indemnification and Directors' and Officers' Liability Insurance. The Company shall indemnify Executive with respect to matters relating to Executive's services as an officer and/or director of the Company and other members of the Company Group to the maximum extent permitted by law. The Company shall also make certain that Executive is covered under any policy of officers' and directors' liability insurance that the Company maintains for so long as Executive is engaged as an officer and/or director of the Company and thereafter (for services rendered prior to termination of Executive's engagement) to the extent possible under the policy. The provisions of this Section 7 shall survive the termination of Executive's relationship with the Company, regardless of the reason of termination.

      8. Vacations and Holidays. During the Term Executive will be entitled to six weeks' (30 working days) paid vacation per year, with the timing and duration of specific vacations mutually and reasonably agreed to by the Company and Executive. In addition, Executive will be entitled to all enumerated Company holidays and three floating holidays per year. All unused vacation in any given year shall carry forward to subsequent years without cap.


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

      9. Supplemental Retirement Benefits:

            (a) If Executive retires after the later to occur of age 55 and June 30, 2009, the Company shall, until the death of Executive: (i) pay a monthly retirement benefit to Executive equal to 1/24th of Executive's highest compensation (Base Salary and Bonus) earned by Executive in any fiscal year of the Company during the Term, which payment shall be within 15 days following the end of each calendar month; and (ii) continue to provide medical, dental, vision, term life and other insurance as described in Section 5 of this Agreement, provided that Executive shall be entitled to other insurance only to the extent permitted under the terms of the Company's insurance policies (e.g., Executive would be entitled to be covered by disability insurance only if the policy permitted coverage for non-employees or persons of Executive's age, health, etc.).

            (b) The Company may credit against supplemental retirement benefits payable under Section 9(a)(i) any Social Security benefits to which Executive is entitled and any other retirement benefits earned while retained and/or employed by the Company.

            (c) Notwithstanding any other provision of this Section 9, the Company may defer, without interest, any supplemental retirement benefits under
Section 9(a)(i) for any month that the Company's Weighted Average Available Cash for the month is less than $10 million, provided that such deferral for any month shall be no longer than the earlier to occur of one year and the month in which the Company's Weighted Average Available Cash exceeds $10 million.

      10. Severance Payments/Benefits Following Termination of Employment. Executive shall be entitled to the following severance benefits upon termination of employment, and no other severance benefits (and for purposes of the following, all pro-rations shall be based on the number of days in the year during which Executive was employed by the Company):

            (a) If Executive's employment with the Company terminates pursuant to Section 3(a)(at the Specified Termination Date), Executive shall be entitled to: (i) no severance benefits; and (ii) if Executive is older than 55 at the Specified Termination Date, the supplemental retirement benefits under Section 9 of this Agreement to which he would have been entitled if he had retired at the Specified Termination Date.

            (b) If Executive's employment with the Company terminates by reason of Section 3(b) (Executive's death), Executive shall be entitled to a pro rata share of the minimum Bonus that Executive would have earned in the fiscal year in which his employment terminated.

            (c) If Executive's employment with the Company terminates by reason of Section 3(c) (Executive's disability), Executive shall be entitled to receive, until the earlier to occur of the end of the Specified Termination Date or Executive's death: (i) salary at the rates applicable under Section 4 of this Agreement (assuming a 10% annual increase); (ii) an annual Bonus equal to 25% of salary (prorated for the fiscal year in which the Specified Termination Date or Executive's death occurs); and (iii) a continuation of medical, dental, vision and term life insurance as provided under Section 5 of this Agreement. The Company may reduce any payments due Executive under this Section 10(c) by all amounts received by Executive under disability insurance maintained by the Company. The Executive shall inform the Company in writing of all disability payments received by Executive, and shall authorize the Company to discuss such payments with the insurance carrier.


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

            (d) If Executive's employment with the Company terminates pursuant to Section 3(d) (by Executive without cause), Executive shall be entitled to no severance benefits but if termination is after June 30, 2009, Executive shall be entitled to the supplemental retirement benefits under Section 9 of this Agreement commencing at age 55.

            (e) If Executive's employment with the Company terminates pursuant to Section 3(e) (by the Company for Cause), Executive shall be entitled to no severance benefits. In the event of termination of Executive's employment pursuant to Section 3(e)(for Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination under Section 3(e). The foregoing shall not be construed to limit any cause of action, claim or other rights that the Company may have against Executive in connection with such acts or omissions.

            (f) If Executive's employment with the Company terminates by reason of Section 3(f) (termination by the Company without cause) or Section 3(g) (termination by Executive for Good Reason), Executive shall be entitled to receive, until the earlier to occur of the Specified Termination Date or Executive's death: (i) salary at the rates applicable under Section 4 of this Agreement (assuming a 10% annual increase); (ii) an annual Bonus equal to 25% of Executive's salary (prorated for the fiscal year in which the Specified Termination Date or Executive's death occurs); and (iii) a continuation of medical, dental, vision, term life and other insurance as provided under Section 5 of this Agreement; provided that Executive shall be entitled to other insurance only to the extent permitted under the terms of the Company's insurance policies (e.g., Executive would be entitled to be covered by disability insurance only if the policy permitted coverage for non-employees or persons of Executive's age, health, etc.).. In addition, following the Specified Termination Date, Executive shall be entitled to the supplemental retirement benefits under Section 9 of this Agreement commencing at the later of the Specified Termination Date or the date Executive becomes 55 years old.

            (g) If Executive's employment terminates as a result of a Change of Control, Executive shall be entitled to: (i) as of the closing of the Change of Control if the Company is a party to the transaction resulting in a Change of Control, or within 30 days after a Change of Control if the Company is not a party to the Change of Control, a lump sum payment equal to the salary that would have been payable through the Specified Termination Date plus the minimum Bonus that would have been payable through the Specified Termination Date; (ii) continuation of medical, vision, dental, term life and other insurance benefits provided under Section 5 of this Agreement through the earlier to occur of the Specified Termination Date and Executive's death; and (iii) commencing on the later to occur of the date Executive becomes 55 and the Specified Termination Date, payment of supplemental retirement benefits under Section 9 of this Agreement to which Executive would have been entitled had he retired at the Specified Termination Date.


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

            (h) For Executive to receive the severance benefits under Sections 10(c), 10(f) and 10(g) of this Agreement, Executive must execute and deliver to the Company a release, in form and substance satisfactory to the Company, releasing the Company from all claims relating to Executive's employment and termination of employment, excluding express rights of Executive under this Agreement and rights to indemnification under any other agreement that Executive may have with any member of the Company Group and under applicable law. The release shall not include a release of the rights of Executive under contracts not relating to his employment with the Company (for example, Executive shall not release rights under a lease pursuant to which Executive has leased real or personal property to the Company).

            (i) Executive acknowledges that in the event of termination of his employment for any reason, Executive shall not be entitled to any severance or other compensation from the Company except as specifically provided in this
Section 10. Without limitation on the generality of the foregoing, this section supersedes any plan or policy of the Company that provides for severance to its officers or employees, and Executive shall not be entitled to any benefits under any such plan or policy.

            (j) Executive acknowledges that the Company has the right to terminate Executive's employment without cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Executive. Accordingly, in the event of such termination, Executive shall be entitled only to those benefits specifically provided for in this Agreement in the event of such termination, and shall not have any other rights to any compensation or damages from the Company for breach of contract.

      11. Conditional Nature of Severance Payments; Non-Compete. Executive acknowledges that the nature of the Company's business is such that if Executive were to become retained, engaged, employed by, or substantially involved in the business of a direct competitor of the Company during the 36 months following the termination of Executive's relationship with the Company, it would be very difficult for Executive not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Executive agrees and acknowledges that Executive's right to receive the severance and other benefits set forth in Sections 9 and 10 of this Agreement shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder other than as the holder of less than 5% of the issued and outstanding stock of a publicly held corporation, member corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any Person that is in direct competition with the Company for a period of 36 months subsequent to Executive's relationship being terminated with the Company. Upon any material breach of this Section 11 by Executive, the Company shall have no obligation to provide any further severance payments and other benefits pursuant Sections 9 and 10 of this Agreement.

      12. Confidential Information

            (a) Non-Disclosure. At all times during Executive's employment, and after termination of employment, Executive shall not make any unauthorized disclosure or use of and shall use his best efforts to prevent publication or disclosure or use of the Confidential Information.


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

            (b) Consent to Restraining Order. Executive acknowledges that any unauthorized disclosure or use of the Confidential Information by Executive may result in material damages to the Company and Executive consents to the issuance of a temporary restraining order or temporary or permanent injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by Executive.

            (c) Restrictions. Except as authorized by the Company, Executive will not:

                  (i) duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company's Confidential Information;

                  (ii) use the Company's Confidential Information without the prior written consent of the Company; or

                  (iii) incorporate, in whole or in part, within any domestic or foreign patent application any proprietary or Confidential Information disclosed by the Company.

            (d) Safeguarding. Executive will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care to protect Executive's own confidential information.

            (e) Exceptions. The restrictive obligations set forth above shall not apply to the disclosure or use of information which:

                  (i) is or later becomes publicly known under circumstances involving no breach of this Agreement by Executive;

                  (ii) is already known to Executive in the same form at the time of receipt of the Confidential Information; or

                  (iii) is lawfully made available to Executive by a third party.

            (f) Public Domain. If Executive contends that any such Confidential Information disclosed to him by the Company is in the public domain or was in the possession of Executive in the same form prior to such disclosure and not under an obligation of confidence, Executive will, within ten days of receipt by Executive of such disclosure, give written notice of such contention to the Company, which written notice shall include a complete identification of the information in question and the derivation thereof, including particulars of any contract in which Executive or any other person has made use of such concept or information. If Executive has not within ten days of receipt by Executive of such disclosure given such written notice to the Company, then it shall be conclusively presumed that all information communicated by the Company to Executive concerning the development originated with the Company and constitutes Confidential Information.

            (g) Bringing Documents from Former Employer. Executive hereby certifies that he has not brought and will not bring with him to the Company or use while performing his Executive duties for the Company any materials or documents of a former employer of Executive which are not generally available to the public except the know-how to which the right to use has been duly licensed to the Company by such former employer. Executive understands that while employed by the Company, he is not to breach any obligation of confidence or duty and Executive agrees that he will fulfill all such obligations during his employment with the Company.

            (h) Survival. The provisions of this Section 12 shall survive the termination of this Agreement.

      13. Intellectual Property

            (a) All Proprietary Information and Inventions shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all Rights.

            (b) Company forever owns throughout the universe in all media now or later known, from inception, all right, title, and interest (including, without limitation, worldwide rights of copyright) in any and all of Executive's work product ("Work Product") embodied in any intangible or tangible form, including, without limitation, all designs, ideas, concepts, themes, stories, suggestions, reports, plans, specifications, drawings, photographs, videotapes, schematics, discs, prototypes, samples, models, Inventions, Proprietary Information, and all other things, information, documents, and items in any media (now known or hereafter developed) made during the course of or in contemplation of the entry into this Agreement and arising from or during the provision of the services delineated herein or provided heretofore or otherwise during Executive's services, as a work-made-for-hire for the Company. The Company shall have the right to utilize the Work Product, or authorize or permit others to utilize the Work Product, in whole or in part, in any manner without limitation or restriction as the Company shall elect, or refrain from using the Work Product, at the Company's election. The Work Product and all related rights emanating therefrom such as the right to reproduce, display, distribute, perform, and prepare derivative works shall be owned solely by the Company and deemed to be the Company's work-made-for-hire under the U.S. copyright laws and similar laws of other countries and related international treaties and conventions.

            (c) To the extent that any Work Product is not deemed to be work-made-for-hire, then Executive hereby assigns to the Company all right, title and interest in all Work Product (including, without limitation, all worldwide rights of copyright) he creates or co-creates under this Agreement. On Company's request, Executive agrees to assist the Company, at its expense, in obtaining trademarks, copyrights or patents, including the disclosure of all pertinent information and data, in the execution of all applications, specifications, oaths, and assignments, and in the preparation of all other instruments and papers which the Company or its successors deems necessary to apply for and to obtain the assignment or conveyance of said trademarks, copyrights and patents to the Company. Executive shall execute, as and when requested, a Certificate of Authorship, but his signature on this Agreement is deemed to have the same force and legal effect.

      14. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death, and (b) any successor of the Company as a result of any consolidation or merger or the sale of all or substantially all of the assets of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by Executive by will or the laws of descent and distribution. The Company may assign this Agreement in connection with any merger or consolidation to the surviving entity, in connection with a Reverse Merger to the Reporting Corporation that acquires the Company, or to a Person that acquires all or substantially all of the assets of the Company, provided that such right to assign shall not impair the rights of Executive in the event of a Change of Control.

      15. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

            If to the Company:

            CenterStaging Musical Productions, Inc.
            3407 Winona Avenue
            Burbank, CA 91504

            If to Executive:

            at the last residential address known by the Company.

      16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

      17. Arbitration. With the exception of matters in which equitable or injunctive relief is sought or required, the parties to this Agreement shall submit all disputes relating to this Agreement, whether sounding in contract, tort, or based on a state, federal or administrative statute, rule, or regulation, or all of them, to binding arbitration in accordance with California Civil Procedure Code Sections 1280 through 1294.2. Either party may enforce the award of the arbitrator under Section 1285 of the Code. The parties understand that they are waiving their rights to a jury trial. For matters in which equitable or injunctive relief is sought or required, a court of competent jurisdiction shall be the appropriate forum. The party demanding arbitration shall submit a written claim to the other party, setting out the basis of the claim and proposing the name of the arbitrator. The responding party shall have ten (10) business days in which to respond to this demand in a written answer, and to either accept or reject the proposed arbitrator. If the proposed arbitrator is accepted, the arbitration will proceed before the designated arbitrator, who will establish the rules of the proceeding; provided, however, that reasonable discovery rules will apply so that both sides can obtain the necessary information to prepare the matter for arbitration, but recognizing that certain limitations may be appropriate to lessen the cost of the arbitration; provided, further, that the arbitrator shall permit the filing of motions for summary judgment. If the responding party rejects the proposed arbitrator, said party will propose an arbitrator to the party demanding arbitration who shall have ten (10) days to either accept or reject the proposed arbitrator. If rejected, the entire dispute will then be submitted to the American Arbitration Association and will be governed by its then Employment Dispute and/or Commercial Litigation Rules. In either case, the Arbitration will be conducted in the County of Los Angeles and the costs of it (administrative and arbitrator fees) will be borne by the Company.

      18. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

      19. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

      20. Confidentiality of Terms. Until such time as this Agreement or the terms and conditions of this Agreement are made public, Executive and the Company mutually agree not to disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding compensation, salary, bonuses, or stock purchase or option allocations to any person, including other employees and/or consultants of the Company; provided, however, that Executive may discuss such terms with members of his immediate family and any legal, tax or accounting specialists who provide individual legal, tax or accounting advice; and provided, further, that the Company Group may disclose this Agreement and the terms and conditions of this Agreement: (i) when required by applicable law; (ii) to actual or potential acquirors, lenders and investors; (iii) to investment bankers, consultants and others retained by the Company; (iv) to the Company's auditors; and (v) if believed necessary by the Company, in the Company's financial statements; and (vi) in a registration statement or other filing with the Securities and Exchange Commission under the Securities Act or the Securities Exchange Act of 1934, as amended.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, of the day and year first above written.

                                         CenterStaging Musical Productions, Inc.

                                         By: /s/ Johnny Caswell
                                            ------------------------------------
                                         Name: Johnny Caswell

                                         Title: President


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

                                         Executive

                                         /s/ Roger Paglia
                                         ---------------------------------------
                                         Roger Paglia